SECURITIES AND EXCHANGE COMMISSION
                           Washington D.C. 20549



                                 FORM 8-K



                              CURRENT REPORT

                  PURSUANT TO SECTION 13 OR 15(d) OF THE

                      SECURITIES EXCHANGE ACT OF 1934



                      Commission file Number 0-17536



    Date of Report (Date of earliest event reported)    July 22, 1997

                   SEVENSON ENVIRONMENTAL SERVICES, INC.
          (Exact name of registrant as specified in its charter)



       DELAWARE                                     16-1091535
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification No.)




     2749 LOCKPORT ROAD, P.O. BOX 396, NIAGARA FALLS, NEW YORK 14302
          (Address of principal executive offices)          (Zip Code)



   (Registrant's telephone number, including area code)  (716) 284-0431



                          NOT APPLICABLE
(Former name, former address and former fiscal year, if changed since last report)

Item 5.   Other

     (a) On July 22, 1997, the registrant issued a press release indicating that it is challenging a $1 million patent infringement jury verdict returned against the registrant in the United States District Court for the District of Delaware. The infringement was alleged to have occurred in 1993 and 1994 at a project in New York. The patent expired in June 1994. The registrant said that it disagrees with the jury's verdict both as to the validity of the patent in suit and the finding of infringement. The registrant said that it is analyzing the impact of the verdict and may record a charge for the second quarter.

Item 7.   Exhibits

     (a)  Exhibits.

          (99) Text of press release dated July 22, 1997 announcing the challenging of a patent infringement jury verdict against registrant.

                           SIGNATURES


          Pursuant to the requirements of the Securities Exchange
Act of 1934, the registrant has duly caused this report to be signed on behalf of the undersigned hereunto duly authorized.

                         SEVENSON ENVIRONMENTAL SERVICES, INC.


Date:  July 22, 1997     By   /s/ William J. McDermott
                              William J. McDermott
                              Vice President and Chief Financial
                              Officer

                           EXHIBIT 99


Contact:  William J. McDermott
          Vice President-Finance
          (716)  284-0431


                                            For Immediate Release


              SEVENSON ENVIRONMENTAL SERVICES, INC.
             CHALLENGING PATENT INFRINGEMENT VERDICT


Niagara Falls, NY, July 22, 1997 - Sevenson Environmental Services, Inc. (NASDAQ/NMS-SEVN) announced today that it is challenging a $1 million verdict for patent infringement returned against the Company by a federal court jury in Delaware. The infringement was alleged to have occurred in 1993 and 1994 at a project in New York. The patent expired in June, 1994. The Company said that it disagrees with the jury's verdict both as to the validity of the patent and the finding of infringement. The Company is analyzing the impact of the verdict and may record a charge for the second quarter.

Sevenson provides a comprehensive range of field services for the remediation of sites and facilities contaminated by hazardous materials. The Company, which is headquartered in Niagara Falls, New York, operates in the United States and Canada. Since entering the site remediation business in 1979, the Company has performed over 600 projects including projects at the Love Canal and 60 other Superfund sites.


                       Corporate Headquarters:  Niagara Falls, NY
                                                  (716)  284-0431












                             - END -









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